VESTIN REALTY MORTGAGE II, INC. INTENDS TO EFFECT A REVERSE STOCK SPLIT

Las Vegas, NV – February 4, 2014 –Vestin Realty Mortgage II, Inc. (NASDAQ: VRTB) (the “Company”) today announced that the previously disclosed 1-for-4 reverse stock split of the Company’s issued and outstanding shares of common stock is expected to take effect at approximately 5:01 p.m. (EST) today,  February 4, 2014 (the “Effective Date”).

Accordingly, as a result of the reverse stock split, every 4 shares of issued and outstanding common stock will be converted into 1 share of common stock.   No fractional shares will be issued in connection with the reverse stock split and the number of authorized shares and the par value per share will remain unchanged.  Each stockholder otherwise entitled to a fractional share will be entitled to receive cash in an amount equal to the product of the fraction of a share multiplied by the closing price of the Company’s common stock as reported by the NASDAQ Stock Market LLC on the Effective Date.  The Company’s common stock will begin trading on the NASDAQ Stock Market LLC on a reverse split-adjusted basis when the market opens on February 5, 2014.

The Company’s stockholders will be receiving information from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, regarding the mechanics of exchanging their stock certificates and receiving cash in lieu of any fractional shares.

About Vestin Realty Mortgage II

Vestin Realty Mortgage II, Inc. is a Maryland corporation that invests in commercial real estate loans and commercial real estate.  As of September 30, 2013, Vestin Realty Mortgage II, Inc. had assets of approximately $39.6 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, LLC.  Since 1995, Vestin Mortgage LLC. has facilitated more than $2.0 billion in lending transactions.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this press release are subject to certain risks and uncertainties including, but not limited to, the risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

MEDIA CONTACT:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com